Exhibit 3.2

As amended through

May 12, 2026

AMENDED AND RESTATED BY-LAWS

-of-

ARROW ELECTRONICS, INC.
(herein called the “Corporation”)

ARTICLE I.
Shareholders

Section 1.01.         Annual Meeting. The annual meeting of shareholders for the election of directors and for the transaction of such other business as may properly come before it shall be held on such day, at such time and place as shall be fixed by the Board of Directors and stated in the notice or waiver of notice of the meeting.

Section 1.02.         Special Meetings.

(a)	Special meetings of the shareholders, for any purpose or purposes, may be called at any time by the Chair of the Board or by resolution of the Board of Directors, and shall be called by the Secretary of the Corporation following the Secretary’s receipt of written request(s) to call a special meeting (individually or collectively, a “Special Meeting Request”) from shareholders who own (or are acting as nominee on behalf of other persons who own) at least twenty-five percent (25%) (the “Required Percentage”) of the shares of the Corporation’s outstanding common stock (“Outstanding Shares”) which the shareholders have continuously owned (or, in the case of shareholders acting as nominee on behalf of other persons, which those other persons have continuously owned) the Required Percentage of Outstanding Shares for at least one year prior to the date on which the Corporation received the Special Meeting Request, in accordance with this Section 1.02 and applicable law. Except as otherwise required by law, special meetings of shareholders may not be called by any other person or persons. For purposes of this Section 1.02, the terms “own,” “owned,” “owning” and other variations of the word “own,” when used regarding a shareholder or beneficial owner, shall have the meaning provided in Section 1.13 of this Article I; provided that all references therein to “an Eligible Shareholder” shall be deemed to instead refer to “a person,” and a person’s ownership of shares that such person has loaned shall be deemed to continue during any period in which the person has loaned such shares, provided that the person has the power to recall such loaned shares at any time on no more than five (5) business days’ notice, has recalled such shares as of the date of delivering a Special Meeting Request, and will hold them through the date of the special meeting.

(b)           In determining whether a special meeting has been requested by the Required Percentage of shareholders in accordance with this Section 1.02, multiple Special Meeting Requests delivered to the Secretary will be considered together only if:

(1)            each request identifies substantially the same purpose(s) of the proposed special meeting and substantially the same matters proposed to be acted on at the proposed special meeting (in each case to be determined by the Board of Directors), and

(2)            such Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request.

(c)            Any shareholder of record seeking to call a special meeting to transact business in accordance with this Section 1.02 shall, by written notice to the Secretary of the Corporation, request that the Board of Directors fix a record date to determine shareholders holding the Required Percentage. A written request to fix a record date shall include all of the information that must be included in a Special Meeting Request from a shareholder of record, as set forth in paragraph (d) of this Section 1.02. The Board of Directors may, within ten (10) days of the Secretary’s receipt of a written request to fix a record date containing all the information required by or pursuant to this paragraph (c), fix a record date to determine the shareholders entitled to request the call of a special meeting, which date shall not precede, and shall not be more than ten (10) days after, the date upon which the resolution fixing the record date is adopted. If a record date is not so fixed by the Board of Directors, the record date shall be the date that the first Special Meeting Request containing all the information required by or pursuant to this paragraph (c) is received by the Secretary with respect to the proposed business to be conducted at a special meeting.

(d)           A Special Meeting Request shall include the following:

(1)            the signature of the shareholder submitting such request and the date such request was signed;

(2)            a brief description of the business desired to be brought before the meeting (including any nominees for election or reelection as directors, if applicable) and the reasons for conducting such business at the meeting; and

(3)            for each Special Meeting Request submitted by a person or entity, other than a Solicited Shareholder, as to the shareholder signing such request, the other persons (if any) on whose behalf such request is submitted and any affiliate that controls either of the foregoing, directly or indirectly (each, a “Requesting Party”):

(i)            the name and address of such Requesting Party;

(ii)           all of the information required to be disclosed for nominations or proposals pursuant to clauses (i), (ii), and (iii) of subparagraph (a)(2) of Section 1.12 of this Article I, as applicable, as though such nominations or proposals were made with respect to an annual meeting of shareholders (which information shall be updated by such Requesting Party as would be required by paragraph (c) of Section 1.12 of this Article I);

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(iii)         documentary evidence that the shareholders submitting the Special Meeting Request own, and have owned continuously for one year, the Required Percentage of the Outstanding Shares; provided, however, that if the shareholders submitting the Special Meeting Request are not the beneficial owners of the shares representing the Required Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, such evidence must be delivered to the Secretary within ten (10) days after the Corporation receives the Special Meeting Request) that the persons on whose behalf the Special Meeting Request is submitted own the Required Percentage of the Outstanding Shares at the time the Special Meeting Request(s) are delivered to the Secretary and have continuously owned (or, in the case of shareholders acting as nominee on behalf of other persons, which those other persons have continuously owned) the Required Percentage of Outstanding Shares for at least one year prior to the date on which the Corporation received the Special Meeting Request;

(iv)          an agreement by such Requesting Party (unless and until such Special Meeting Request is revoked) to notify the Corporation of any reduction in the Requesting Party’s ownership of shares prior to the meeting date:

(a)	within ten (10) business days in the case of a reduction during the period from the date the Special Meeting Request is delivered through the record date of such special meeting,

(b)	by the eighth (8th) business day prior to the meeting date, in the case of a reduction during the period from the record date through the tenth (10th) business day prior to the meeting date, and

(c)	promptly following such change in the case of any reduction thereafter; and

(v)            a statement addressing the following (a “Special Meeting Solicitation Statement”):

(a)	whether any such Requesting Party will deliver a proxy statement and form of proxy to holders of, in the case of business other than nominations, at least the percentage of voting power of all of the shares of stock of the Corporation required under applicable law to approve such business;

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(b)	in the case of a nomination or nominations, confirming that any such Requesting Party will solicit proxies in accordance with Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and/or

(c)	whether any such Requesting Party will otherwise solicit proxies in respect of such nomination(s).

(e)            A shareholder may revoke a Special Meeting Request by written revocation delivered to the Secretary at any time prior to the special meeting. Any reduction in a Requesting Party’s ownership of shares prior to the meeting date shall be deemed a revocation of the Special Meeting Request to the extent of such reduction. If, as a result of any revocation(s), the Special Meeting Request no longer meets the Required Percentage of Outstanding Shares, the Board of Directors shall have the discretion to proceed with, postpone, or cancel a special meeting that has been called or for which notice has been sent. A proposal or nomination shall not be presented for shareholder action at any special meeting if:

(1)            any shareholder or beneficial owner who has provided a Special Meeting Solicitation Statement with respect to such proposal does not act in accordance with the representations set forth therein; or

(2)            the proposal or nomination appeared in a Special Meeting Request submitted by a shareholder who did not provide the information required by clause (ii) of subparagraph (d)(3) of this Section 1.02. If none of the shareholders who submitted the Special Meeting Request (or a qualified representative thereof) appears at the special meeting to present the business or nomination(s) to be brought before such meeting that were specified in the Special Meeting Request, the Corporation need not present the business or nomination(s) for a vote at the special meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

For purposes of this Section 1.02, “Solicited Shareholder” means any shareholder who has provided a Special Meeting Request in response to a solicitation made pursuant to, and in accordance with, Section 14 of the Exchange Act by way of a consent solicitation.

(f)            A Special Meeting Request shall not be valid, and the Corporation shall not call a special meeting if the Special Meeting Request:

(1)            relates to an item of business that is not a proper subject for shareholder action under, or that involves a violation of, applicable law;

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(2)            relates to an item of business that is the same as or substantially similar to (as determined in good faith by the Board of Directors) an item of business which was presented at a meeting of shareholders occurring within ninety (90) days preceding the earliest date of signature on the Special Meeting Request, provided that the removal of directors and the filling of the resulting vacancies shall not be considered the same or substantially similar to the election of directors at the preceding annual meeting of shareholders;

(3)            is delivered during the period commencing ninety (90) days prior to the first anniversary of the preceding year’s annual meeting of shareholders and ending on the date of the next annual meeting of shareholders; or

(4)            does not comply with the requirements of this Section 1.02.

(g)           The Board of Directors shall determine the place and fix the date and time, of any special meeting called at the request of one or more shareholders, and the date of such special meeting shall be no more than ninety (90) days after the date on which the Board of Directors fixes the date of the special meeting. The record date for a special meeting shall be fixed in accordance with Section 1.06 of this Article I. Upon determination of the time and place of the meeting, an appropriate officer of the Corporation shall cause notice to be given to the shareholders entitled to vote, in accordance with the provisions of Section 1.03 of this Article I. Nothing contained in this paragraph (g) shall be construed as limiting, fixing, or affecting the time when a meeting of shareholders called by action of the Chair of the Board or Board of Directors may be held. Business transacted at a shareholder-requested special meeting shall be limited to:

(1)            the business stated in the valid Special Meeting Request(s) received from the Required Percentage of the Outstanding Shares; and

(2)            any additional business that the Board of Directors determines to include in the Corporation’s notice of meeting.

The Board of Directors may, at its sole discretion, postpone, reschedule, or cancel any special meeting of shareholders other than a shareholder-requested special meeting.

(h)            Notwithstanding the foregoing provisions of this Section 1.02, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.02. Nothing in these By-laws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act; provided, however, that any references in these By-laws to the Exchange Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to paragraph (b) of Section 1.12 of this Article I.

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Section 1.03.         Notice of Meetings of Shareholders. Whenever shareholders are required or permitted to take any action at a meeting, notice shall be given stating the place, date and hour of the meeting, the means of electronic communications, if any, by which shareholders and proxyholders may participate in the proceedings of the meeting and vote or grant proxies at such meeting and, unless it is the annual meeting, indicating that it is being issued by or at the direction of the person or persons calling the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice of any meeting of shareholders may be written or electronic. Notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, provided, however, that such notice may be given by third class mail not less than twenty-four (24) nor more than sixty (60) days before the date of the meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at the shareholder’s address as it appears on the record of shareholders, or, if the shareholder shall have filed with the Secretary of the Corporation a written request that notice to such shareholder be mailed to some other address, then directed to such shareholder at such other address. If transmitted electronically, such notice is given when directed to the shareholder’s electronic mail address as supplied by the shareholder to the Secretary of the Corporation or as otherwise directed pursuant to the shareholder’s authorization or instructions.

When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned and the means of electronic communications, if any, by which shareholders and proxyholders may participate in the proceedings of the meeting and/or vote or grant proxies at the meeting are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if after the adjournment, the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice under this Section 1.03.

Section 1.04.         Waivers of Notice. Notice of meeting need not be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. Waiver of notice may be written or electronic. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by such shareholder.

Section 1.05.         Quorum. Presence in person, or by remote communication, if applicable, or represented by proxy of a majority of the shares entitled to vote thereat shall constitute a quorum at a meeting of shareholders for the transaction of any business; provided that when a specified item of business is required to be voted on by a particular class or series of shares, voting as a class, the holders of a majority of the votes of shares of such class or series shall constitute a quorum for the transaction of such specified item of business.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The shareholders present may adjourn the meeting despite the absence of a quorum and at any such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

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Section 1.06.         Fixing Record Date. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

When a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided in this Section 1.06, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date under this Section 1.06 for the adjourned meeting.

Section 1.07.         List of Shareholders at Meetings. A list of shareholders as of the record date, certified by the officer of the Corporation responsible for its preparation or by a transfer agent, shall be produced at any meeting of shareholders upon the request thereat or prior thereto of any shareholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat, shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list of shareholders entitled to vote thereat may vote at such meeting.

Section 1.08.         Proxies. Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting may authorize another person or persons to act for such shareholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Exchange Act, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 1.09.         Inspectors of Election. The Board of Directors shall appoint one or more inspectors to act at each meeting of shareholders or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed, or if such persons are unable to act at a meeting of shareholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability.

The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the Chair of the meeting or any shareholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

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Section 1.10.         Voting. Every shareholder of record shall be entitled at every meeting of shareholders to one vote for every share standing in such shareholder’s name on the record of shareholders, except as otherwise expressly provided in the Certificate of Incorporation of the Corporation.

Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Whenever any corporate action, other than the election of directors, is to be taken by vote of the shareholders, it shall, except as otherwise required by law or by the Certificate of Incorporation of the Corporation, be authorized by a majority of the votes cast in favor or against such action at a meeting of shareholders by the holders of shares entitled to vote thereon.

Section 1.11.         Organization of Shareholders Meetings. At each meeting of shareholders, the Chair of the Board or, in the Chair’s absence, the President, or if neither the Chair nor the President is present, another officer or director selected by the Board of Directors shall act as Chair of the meeting. The Secretary, or in the Secretary’s absence, an Assistant Secretary, or if neither the Secretary nor any Assistant Secretary is present, any officer or director appointed by the Chair of the meeting as the Secretary thereof, shall act as Secretary of the meeting and keep the minutes thereof. The Board of Directors may adopt by resolution such rules and procedures for the conduct of the meeting as it shall deem appropriate. Except to the extent inconsistent with such rules and procedures as adopted by the Board of Directors, the order of business at all meetings of the shareholders shall be as determined by the Chair of the meeting and the Chair of the meeting shall have the right and authority to convene and (regardless of whether a quorum is present) to recess or adjourn the meeting, to prescribe such rules and procedures and to do all such acts as, in the judgment of such Chair, are necessary, appropriate or convenient for the proper conduct of the meeting, including the determination of when the polls shall open and close for any given matter to be voted on at the meeting.

Section 1.12.         Notice of Shareholder Nominations and Business.

(a)           Annual Meetings of Shareholders.

(1)            Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of the shareholders (A) specified in a notice of meeting given by or at the direction of the Board of Directors, (B) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chair of the Board, or (C) otherwise properly brought before the meeting by any shareholder of record of the Corporation who is entitled to vote at the meeting with respect to the election of directors or the business to be proposed by such shareholder, as the case may be, who complies with the notice procedures set forth in subparagraphs (a)(2) and (a)(3) of this Section 1.12 and who is a shareholder of record both at the time such notice is delivered to the Secretary of the Corporation as provided in this Section 1.12 and at the time of the meeting.

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(2)            For nominations or other business to be properly brought by a shareholder before an annual meeting pursuant to clause (C) of subparagraph (a)(1) of this Section 1.12, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper subject for shareholder action under the Business Corporation Law. Except as provided in Section 1.13 of this Article I, to be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall any adjournment or postponement, recess, judicial stay or rescheduling of an annual meeting or the announcement thereof commence a new time period for the giving of timely notice as described above. To be in proper written form, the notice of a shareholder giving notice under this Section 1.12 (each, a “Noticing Party”) must set forth:

(i)            as to each person whom such Noticing Party proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), if any:

(a)            the name, age, business address and residential address of such Proposed Nominee;

(b)            the principal occupation and employment of such Proposed Nominee;

(c)            a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three (3) years, and any other material relationships, between or among such Proposed Nominee, on the one hand, and any Noticing Party or any Shareholder Associated Person, on the other hand, or that such Proposed Nominee knows any of such Proposed Nominee’s Associates has with any Noticing Party or any Shareholder Associated Person, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such Noticing Party and any Shareholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant;

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(d)            a description of any business or personal interests that would reasonably be expected to place such Proposed Nominee in a potential conflict of interest with the Corporation or any of its subsidiaries; and

(e)            all other information relating to such Proposed Nominee that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party for the election of directors in a contested election;

(ii)            as to any other business that such Noticing Party proposes to bring before the meeting:

(a)            a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(b)            any material interest in such business of such Noticing Party or any Shareholder Associated Person;

(c)            the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-laws, the text of the proposed amendment); and

(d)            all other information relating to such business that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Shareholder Associated Person in support of such proposed business pursuant to the Proxy Rules; and

(iii)            as to such Noticing Party:

(a)            the name and address of such Noticing Party and each Shareholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records);

(b)            the class, series and number of shares of each class or series of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially or of record (specifying the type of ownership) by such Noticing Party or any Shareholder Associated Person (including any right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition) and the date or dates on which such shares were acquired;

(c)            the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party or any Shareholder Associated Person and any pledge by such Noticing Party or any Shareholder Associated Person with respect to any of such securities;

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(d)            (1) a description of all agreements, arrangements and understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, security-based swaps, warrants, convertible securities, stock appreciation or similar rights with an exercise or conversion privilege at a price related to an equity security or similar securities with a value derived from the value of an equity security, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such Noticing Party or any Shareholder Associated Person in connection with the proposal of such business or nomination by such shareholders, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party or any Shareholder Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation (any of the foregoing, a “Derivative Instrument”), (2) the full notional amount of any securities that, directly or indirectly, underlie any such Derivative Instrument; and (3) all other information relating to Derivative Instruments that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Shareholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy Rules if the creation, termination or modification of Derivative Instruments were treated the same as trading in the securities of the Corporation under the Proxy Rules;

(e)            any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), of such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation), any Shareholder Associated Person, in the Corporation or any Affiliate thereof or in the proposed business or nomination to be brought before the meeting by such Noticing Party, other than an interest arising from the ownership of Corporation securities where such Noticing Party or such Shareholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

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(f)            a description of all agreements, arrangements or understandings, written or oral, between or among such Noticing Party and any Shareholder Associated Person relating to acquiring, holding, voting or disposing of any securities of the Corporation;

(g)            any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Noticing Party or any Shareholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(h)            any material pending or threatened legal proceeding in which such Noticing Party or any Shareholder Associated Person is a party or material participant involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation;

(i)            any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party or any Shareholder Associated Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(j)            any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation held by such Noticing Party or any Shareholder Associated Person;

(k)            any direct or indirect interest (other than solely as a result of security ownership) of such Noticing Party or any Shareholder Associated Person in any agreement with the Corporation, any Affiliate of the Corporation or any principal competitor of the Corporation (including any employment agreement, collective bargaining agreement or consulting agreement);

(l)            a representation that (1) neither such Noticing Party nor any Shareholder Associated Person has breached any agreement, arrangement or understanding with the Corporation except as disclosed to the Corporation pursuant hereto and (2) such Noticing Party and each Shareholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 1.12;

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(m)           all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Noticing Party or any Shareholder Associated Person with respect to the Corporation (regardless of whether such person or entity is actually required to file a Schedule 13D), including a description of any agreement, arrangement or understanding that would be required to be disclosed by such Noticing Party or any Shareholder Associated Person pursuant to Item 5 or Item 6 of Schedule 13D; and

(n)            all other information relating to such Noticing Party or any Shareholder Associated Person that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Shareholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy Rules;

provided, however, that the disclosures described in the foregoing subclauses (a) through (n) shall not include any such disclosures with respect to the ordinary course business activities of any depositary or any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the shareholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner (any such entity, an “Exempt Party”).

(3)            In addition to the above requirements, the Corporation may require any Noticing Party to furnish such other information as the Corporation may reasonably require with respect to any item of business proposed by such Noticing Party under this Section 1.12, with respect to the solicitation of proxies from the Corporation’s shareholders or to determine the eligibility, suitability or qualifications of a Proposed Nominee to serve as a director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten (10) days after it has been requested by the Corporation.

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(4)            To be eligible to be a candidate for election as a director of the Corporation as a Proposed Nominee, such Proposed Nominee must have previously delivered, in accordance with the time period prescribed for delivery of a notice set forth in Section 1.12(a)(2), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire with respect to the background, qualifications, stock ownership and independence of such Proposed Nominee in the form required by the Corporation (to be provided by the Secretary upon written request of any shareholder of record within ten (10) days after receiving such request) and (ii) a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (to be provided by the Secretary upon written request of any shareholder of record within ten (10) days after receiving such request) providing that such Proposed Nominee (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee with respect to the Corporation that has not been disclosed to the Corporation; (3) will, if elected as a director of the Corporation, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Certificate of Incorporation of the Corporation, these By-laws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five (5) business days after the Secretary receives any written request therefor from such Proposed Nominee); and (4) consents to being named as a nominee in the Corporation’s proxy statement and proxy card for the meeting and consents to the public disclosure of information regarding or relating to such Proposed Nominee provided to the Corporation by such Proposed Nominee or otherwise pursuant to this Section 1.12.

(5)            Notwithstanding anything to the contrary in the second sentence of subparagraph (a)(2) of this Section 1.12, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least eighty (80) days prior to the first anniversary of the preceding annual meeting (or, if the annual meeting of shareholders is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least eighty (80) days prior to such annual meeting), a shareholder’s notice required by this Section 1.12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

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(6)            Notwithstanding the provisions of subparagraph (a)(2) of Section 1.12 of this Article I, nominations of persons for election to the Board of Directors may also be properly brought before an annual meeting of shareholders by any Eligible Shareholder (as defined in Section 1.13 of this Article I) who has satisfied the requirements of Section 1.13 of this Article I.

(b)            Special Meetings of Shareholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (i) by or at the direction of the Chair of the Board or the Board of Directors pursuant to a resolution adopted by a majority of the entire Board, or (ii) by any shareholder of the Corporation who is entitled to vote at the meeting with respect to the election of directors, who complies with the notice procedures set forth in this paragraph (b) and who is a shareholder of record both at the time such notice is delivered to the Secretary of the Corporation as provided in this Section 1.12 and at the time of the special meeting. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice as required by subparagraphs (a)(2) and (a)(3) of this Section 1.12, shall have been delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to such special meeting or (ii) if later, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment or postponement (or the public announcement thereof) of a special meeting initiate a new time period for the giving of a shareholder’s notice as described above. The number of nominees a shareholder may nominate for election at the special meeting (or in the case of a shareholder giving the notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. Notwithstanding any other provision of these By-laws, in the case of a shareholder-requested special meeting, no shareholder may nominate a person for election to the Board of Directors or propose any other business to be considered at the meeting, except pursuant to the Special Meeting Request(s) delivered for such special meeting pursuant to Section 1.02 of this Article I.

(c)             General.

(1)            A Noticing Party shall further update and supplement such Noticing Party’s notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.12 shall be true and correct in all material respects as of the record date for determining the shareholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment, postponement or rescheduling thereof, and such update and supplement shall be delivered to the Secretary of the Corporation not later than five (5) business days after the record date for shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment, postponement or rescheduling thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, postponed or rescheduled) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

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(2)            Except as set forth in or permitted by Section 1.13 of this Article I or Rule 14a-8 under the Exchange Act, only persons who are nominated by shareholders in accordance with the procedures set forth in this Section 1.12 or persons nominated by the Board of Directors shall be eligible for election as a director of the Corporation, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.12 or by the Board of Directors. The number of Proposed Nominees a shareholder may nominate for election in a notice under this Section 1.12 may not exceed the number of directors to be elected at such meeting, and for the avoidance of doubt, no shareholder shall be entitled to identify any additional or substitute persons as Proposed Nominees following the expiration of the time periods set forth in Section 1.12(a) or Section 1.12(b), as applicable. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation or these By-laws, the Chair of the meeting shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 1.12 and the applicable requirements of state law and the Exchange Act, including Rule 14a-19 promulgated thereunder, and, if any proposed nomination or business is not in compliance with this Section 1.12 and applicable law, to declare that such defective nomination or proposal shall be disregarded.

Without limiting the other provisions and requirements of this Section 1.12, unless otherwise required by law, if a Noticing Party (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (B) subsequently fails to comply with the requirements of each of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for such Noticing Party’s Proposed Nominee. Upon request by the Corporation, if any Noticing Party provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Noticing Party shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

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(3)            Notwithstanding the foregoing provisions of this Section 1.12, a shareholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.12. Nothing in this Section 1.12 or Section 1.13 shall be deemed to affect any rights of (i) shareholders to request inclusion of proposals in the Corporation’s proxy materials with respect to a meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, (ii) shareholders to request inclusion of nominees in the Corporation’s proxy materials with respect to a meeting of shareholders pursuant to the Proxy Rules or (iii) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation of the Corporation.

(d)            For purposes of this Section 1.12:

(1)            “Affiliate” and “Associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act;

(2)            “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act and the rules promulgated thereunder;

(3)            “close of business” shall mean 5:00 p.m. local time at the Corporation’s principal executive office. If any deadline in Section 1.12 and Section 1.13 falls on a day that is not a business day, then the deadline is the immediately preceding business day;

(4)            “Proxy Rules” shall mean Section 14 of the Exchange Act and the rules promulgated thereunder;

(5)            “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(6)            “Shareholder Associated Person” shall mean, with respect to a Noticing Party and if different from such Noticing Party, any beneficial owner of shares of stock of the Corporation on whose behalf such Noticing Party is providing notice of any nomination or other business proposed: (i) any person or entity who is a member of a group (as such term is used in Rule 13d-5 under the Exchange Act) with such Noticing Party or such beneficial owner(s) with respect to acquiring, holding, voting or disposing of any securities of the Corporation, (ii) any Affiliate or Associate of such Noticing Party (other than a shareholder Noticing Party that is an Exempt Party) or such beneficial owner(s), (iii) any participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) with such Noticing Party or such beneficial owner(s) with respect to any proposed business or nomination, as applicable, under these By-laws, (iv) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party (other than a Noticing Party that is an Exempt Party) and (v) any Proposed Nominee.

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Section 1.13.          Proxy Access.

(a)            Notwithstanding anything to the contrary in these By-laws, whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to the provisions of this Section 1.13, the Corporation shall include in its proxy materials related to the annual meeting (the “proxy materials”), in addition to any individuals nominated for election by or at the direction of the Board of Directors, the name, together with the Required Information (as defined below), of any individual nominated for election to the Board of Directors (each such individual being hereinafter referred to as a “Shareholder Nominee”) by a shareholder or group of no more than 20 shareholders that satisfies the requirements of this Section 1.13 (such individual or group, including as the context requires each member thereof, being hereinafter referred to as the “Eligible Shareholder”). For purposes of this Section 1.13, the “Required Information” that the Corporation shall include in the proxy materials is (A) the information provided to the Secretary of the Corporation concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the proxy materials by the rules and regulations promulgated under the Exchange Act and (B) if the Eligible Shareholder so elects, a written statement in support of the Shareholder Nominee’s candidacy, not to exceed 500 words, delivered to the Secretary of the Corporation at the time the Notice of Proxy Access Nomination (as defined below) required by this Section 1.13 is provided.

(b)            To be eligible to require the Corporation to include a Shareholder Nominee in the proxy materials pursuant to this Section 1.13, an Eligible Shareholder must have Owned (as defined below) at least three percent (3%) or more of the shares of the Corporation’s common stock outstanding as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Notice of Proxy Access Nomination (the “Required Shares”) continuously for at least three (3) years (the “Minimum Holding Period”) as of both (i) the date the Notice of Proxy Access Nomination is delivered or mailed to the Secretary of the Corporation in accordance with this Section 1.13 and (ii) the close of business on the record date for determining the shareholders entitled to vote at the annual meeting of shareholders, and must continuously Own the Required Shares through the date of such annual meeting (and any postponement or adjournment thereof).

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For purposes of this Section 1.13, an Eligible Shareholder shall be deemed to “Own” only those outstanding shares of the Corporation as to which the Eligible Shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) of this paragraph shall not include any shares (A) purchased or sold by such Eligible Shareholder or any of its Affiliates (as defined below) in any transaction that has not been settled or closed, (B) sold by short sales by such Eligible Shareholder, (C) borrowed by such Eligible Shareholder or any of its Affiliates for any purpose or purchased by such Eligible Shareholder or any of its Affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, (D) that are subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument, agreement, arrangement or understanding entered into by such Eligible Shareholder or any of its Affiliates, whether any such instrument, agreement, arrangement or understanding is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument, agreement, arrangement or understanding has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such Eligible Shareholder’s or any of its Affiliate’s full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such Eligible Shareholder or any of its Affiliate, or (E) for which the shareholder has transferred the right to vote the shares other than by means of a proxy, power of attorney or other instrument or arrangement that is unconditionally revocable at any time by the shareholder and that expressly directs the proxy holder to vote at the direction of the shareholder. In addition, an Eligible Shareholder shall be deemed to “Own” shares of common stock held in the name of a nominee or other intermediary so long as the Eligible Shareholder retains the full right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Shareholder’s Ownership of common stock shall be deemed to continue during any period in which the Eligible Shareholder has loaned such shares of common stock, provided that the Eligible Shareholder has the power to recall such loaned shares on five (5) business days’ notice and has in fact recalled such loaned shares as of the time the Notice of Proxy Access Nomination is provided and through the date of the annual meeting of shareholders. For purposes of this Section 1.13, the terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of the Corporation are “Owned” for these purposes shall be determined by the Board of Directors, in its sole discretion, which determination shall be conclusive and binding on the Corporation and its shareholders. In addition, the term “Affiliate” or “Affiliates” shall have the meaning ascribed thereto under the Exchange Act.

(c)            To be eligible to require the Corporation to include a Shareholder Nominee in the proxy materials pursuant to this Section 1.13, an Eligible Shareholder must provide to the Secretary of the Corporation, in proper form and within the times specified below, (i) a written notice expressly electing to have such Shareholder Nominee included in the proxy materials pursuant to this Section 1.13 (a “Notice of Proxy Access Nomination”) and (ii) any updates or supplements to such Notice of Proxy Access Nomination. To be timely, a shareholder’s Notice of Proxy Access Nomination must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive office of the Corporation by not later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the mailing of the notice for the annual meeting is thirty (30) days before or thirty (30) days after the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, the Notice of Proxy Access Nomination by the shareholder to be timely must be so delivered by the close of business on the tenth (10th) day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by the Corporation. In no event shall the public announcement of a postponement of an annual meeting to a later date or time commence a new time period for the giving of a shareholder’s notice as described above.

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(d)            To be in proper form for purposes of this Section 1.13, the Notice of Proxy Access Nomination delivered or mailed to and received by the Secretary of the Corporation shall include the following information:

(1)            one or more written statements from the record holder of the Required Shares (or from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period and, if applicable, each participant in the Depository Corporation Company (“DTC”) or affiliate of a DTC participant through which the Required Shares are or have been held by such intermediary during the Minimum Holding Period if the intermediary is not a DTC participant or affiliate of a DTC participant) verifying that, as of a date within seven (7) business days prior to the date the Notice of Proxy Access Nomination is delivered or mailed to the Secretary of the Corporation, the Eligible Shareholder Owns, and has Owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide (A) within five (5) business days after the record date for the annual meeting of shareholders, written statements from the record holder or intermediaries between the record holder and the Eligible Shareholder verifying the Eligible Shareholder’s continuous Ownership of the Required Shares through the close of business on the record date, together with a written statement by the Eligible Shareholder that such Eligible Shareholder will continue to Own the Required Shares through the date of such annual meeting (and any postponement or adjournment thereof), and (B) the updates and supplements to the Notice of Proxy Access Nomination at the times and in the forms required by this Section 1.13;

(2)            a copy of the Schedule 14N (or any successor form) relating to each Shareholder Nominee completed and filed or to be filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(3)            as to each Shareholder Nominee: (A) the name, age, business address and residence address of such Shareholder Nominee; (B) the principal occupation or employment of such Shareholder Nominee for the preceding five (5) years; (C) the class, series and number of shares of the Corporation which are owned beneficially and of record by such Shareholder Nominee and such beneficial owner; (D) the date or dates such shares were acquired and the investment intent of such acquisition; (E) details of any position of a Shareholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three (3) years preceding the submission of the Notice of Proxy Access Nomination; and (F) all other information relating to such Shareholder Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, including the written consent of the Shareholder Nominee to being named as a nominee in the proxy statement and proxy card relating to the meeting at which directors are to be elected, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.13, and to serving as a director if elected;

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(4)            a copy (or if oral a written summary) of any agreement, arrangement or understanding to which the Shareholder Nominee is a party with any person or entity other than the Corporation in connection with service or action as a director, including with respect to any direct or indirect compensation, reimbursement or indemnification;

(5)             the written agreement of the Shareholder Nominee, upon such Shareholder Nominee’s election, to be bound by the Corporation’s Code of Business Conduct and Ethics and other similar policies and procedures and to make such acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all directors at such time;

(6)            a representation that (A) the Eligible Shareholder acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and that neither the Eligible Shareholder nor any Shareholder Nominee being nominated thereby presently has such intent, (B) the Eligible Shareholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting of shareholders (or any postponement or adjournment thereof) any individual other than the Shareholder Nominee(s) included in the proxy materials pursuant to this Section 1.13, (C) the Eligible Shareholder has not engaged and will not engage in, and has not been and will not be a “participant” in another person’s “solicitation,” each within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv)) (or any successor rules), in support of the election of any individual as a director at the annual meeting (or any postponement or adjournment thereof) other than such Shareholder Nominee(s) or a nominee of the Board of Directors, (D) the Eligible Shareholder has complied, and will comply, with all applicable laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting, including, without limitation, Rule 14a-9 under the Exchange Act, (E) the Eligible Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Shareholder Nominee at the annual meeting, (F) the Eligible Shareholder has not provided and will not provide facts, statements or information in its communications with the Corporation and its shareholders that were not or will not be true, correct and complete in all material respects or which omitted or will omit to state a material fact necessary in order to make such facts, statements or information, in light of the circumstances under which they were or will be provided, not misleading, (G) each Shareholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded, and (H) each Shareholder Nominee: (i) does not have any direct or indirect relationship with the Corporation that would cause the Shareholder Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded; (ii) meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded; (iii) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (iv) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and (v) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Shareholder Nominee;

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(7)            in the case of a nomination by a group of shareholders that together is an Eligible Shareholder, a written designation by all group members of one member thereof that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination; and

(8)            a written undertaking that the Eligible Shareholder (A) assumes all liability stemming from any legal or regulatory violation arising out of communications with the shareholders by the Eligible Shareholder, its Affiliates and associates or their respective agents or representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 1.13, or out of the facts, statements or information that the Eligible Shareholder or its Shareholder Nominee(s) provided to the Corporation pursuant to this Section 1.13 or otherwise in connection with the inclusion of such Shareholder Nominee(s) in the proxy materials pursuant to this Section 1.13, (B) indemnifies and holds harmless the Corporation and each of its directors, officers and employees against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of such Eligible Shareholder’s nomination of a Shareholder Nominee or the Corporation’s inclusion of such Shareholder Nominee in the proxy materials pursuant to this Section 1.13, and (C) will comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting.

At the request of the Corporation, the Shareholder Nominee must promptly, but in any event within five (5) business days after such request, submit all completed and signed questionnaires required of the Corporation’s directors. The Corporation may also require each Shareholder Nominee and the Eligible Shareholder to furnish (i) a written statement that at the reasonable request of the Corporate Governance Committee of the Corporation, it will meet with the Corporate Governance Committee of the Corporation to discuss matters relating to the nomination of such Shareholder Nominee to the Board of Directors, including the information provided by such Shareholder Nominee to the Corporation in connection with his or her nomination and such Shareholder Nominee’s eligibility to serve as a member of the Board of Directors; and (ii) such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such Shareholder Nominee to serve as an independent director (as determined under the rules and listing standards of any national securities exchange on which any securities of the Corporation are listed or any applicable securities law), (B) that could be material to a shareholder’s understanding of the independence or lack of independence of such Shareholder Nominee or (C) as may reasonably be required by the Corporation to determine whether the Eligible Shareholder meets the criteria for qualification as an Eligible Shareholder.

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The Notice of Proxy Access Nomination shall be deemed submitted on the date on which all the information and documents referred to in paragraph (d) of this Section 1.13 (other than such information and documents contemplated to be provided after the date the Notice of Proxy Access Nomination is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(e)            To be eligible to require the Corporation to include a Shareholder Nominee in the proxy materials pursuant to this Section 1.13, an Eligible Shareholder must further update and supplement the Notice of Proxy Access Nomination, if necessary, so that the information provided or required to be provided in such Notice of Proxy Access Nomination pursuant to this Section 1.13 shall be true, correct and complete as of the record date for shareholders entitled to vote at the annual meeting and as of the date that is ten (10) business days prior to such annual meeting or any postponement or adjournment thereof, and such update and supplement (or a written notice stating that there is no such update or supplement) shall be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not later than close of business on the fifth (5th) business day after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than close of business on the eighth (8th) business day prior to the date of the meeting.

(f)            In the event that any facts, statements or information provided by the Eligible Shareholder or a Shareholder Nominee to the Corporation or the shareholders ceases to be true, correct and complete in all material respects or omits a material fact necessary to make such facts, statements or information, in light of the circumstances under which they were provided, not misleading, the Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided facts, statements or information and of the facts, statements or information required to correct any such defect.

(g)            Whenever an Eligible Shareholder consists of a group of more than one shareholder, each provision in this Section 1.13 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to comply with any other conditions shall be deemed to require each shareholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to comply with such other conditions (which, if applicable, shall apply with respect to the portion of the Required Shares Owned by such shareholder). When an Eligible Shareholder is comprised of a group, a violation of any provision of these By-laws by any member of the group shall constitute a violation by the entire group. No person may be a member of more than one group of persons constituting an Eligible Shareholder with respect to any annual meeting of shareholders. In determining the aggregate number of shareholders in a group, (i) two or more funds that are part of the same family of funds under common management and investment control or (ii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (each, a “Qualifying Fund Family”) shall be treated as one shareholder. Not later than the deadline for delivery of the Notice of Proxy Access Nomination pursuant to this Section 1.13, a Qualifying Fund Family whose share Ownership is counted for purposes of determining whether a shareholder or group of shareholders qualifies as an Eligible Shareholder shall provide to the Secretary of the Corporation such documentation as is reasonably satisfactory to the Board of Directors, in its sole discretion, to demonstrate that the funds comprising the Qualifying Fund Family satisfy the definition thereof.

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(h)            The maximum number of Shareholder Nominees nominated by all Eligible Shareholders and entitled to be included in the proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (A) two (2) or (B) twenty percent (20%) of the number of directors up for election as of the last day on which a Notice of Proxy Access Nomination may be timely delivered pursuant to and in accordance with this Section 1.13 (the “Final Proxy Access Nomination Date”) or, if such percentage is not a whole number (but higher than two (2)), the closest whole number below twenty percent (20%); provided that the maximum number of Shareholder Nominees entitled to be included in the proxy materials with respect to a forthcoming annual meeting of shareholders shall be reduced by the number of individuals who were elected as directors at the immediately preceding or second preceding annual meeting of shareholders after inclusion in the proxy materials pursuant to this Section 1.13 and whom the Board of Directors nominates for re-election at such forthcoming annual meeting of shareholders. In the event that one or more vacancies for any reason occur on the Board of Directors after the Final Proxy Access Nomination Date but before the election of directors at the forthcoming annual meeting of shareholders and the Board of Directors elects to reduce the size of the Board of Directors in connection therewith, the maximum number of Shareholder Nominees eligible for inclusion in the proxy materials pursuant to this Section 1.13 shall be calculated based on the number of directors serving as so reduced. Any individual nominated by an Eligible Shareholder for inclusion in the proxy materials pursuant to this Section 1.13 whose nomination is subsequently withdrawn or whom the Board of Directors decides to nominate for election to the Board of Directors shall be counted as one of the Shareholder Nominees for purposes of determining when the maximum number of Shareholder Nominees eligible for inclusion in the proxy materials pursuant to this Section 1.13 has been reached. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the proxy materials pursuant to this Section 1.13 shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees be selected for inclusion in the proxy materials in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 1.13 exceeds the maximum number of Shareholder Nominees eligible for inclusion in the proxy materials pursuant to this Section 1.13(h). In the event the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 1.13 exceeds the maximum number of nominees eligible for inclusion in the proxy materials pursuant to this Section 1.13, the highest-ranking Shareholder Nominee from each Eligible Shareholder pursuant to the preceding sentence shall be selected for inclusion in the proxy materials until the maximum number is reached, proceeding in order of the number of shares of common stock (largest to smallest) disclosed as Owned by each Eligible Shareholder in the Notice of Proxy Access Nomination submitted to the Secretary of the Corporation. If the maximum number is not reached after the highest-ranking Shareholder Nominee from each Eligible Shareholder has been selected, this selection process shall continue as many times as necessary, following the same order each time, until the maximum number is reached.

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The Shareholder Nominees so selected in accordance with this Section 1.13(h) shall be the only Shareholder Nominees entitled to be included in the proxy materials and, following such selection, if the Shareholder Nominees so selected are not included in the proxy materials or are not submitted for election for any reason (other than the failure of the Corporation to comply with this Section 1.13), no other Shareholder Nominees shall be included in the proxy materials pursuant to this Section 1.13.

(i)            The Corporation shall not be required to include, pursuant to this Section 1.13, a Shareholder Nominee in the proxy materials for any annual meeting of shareholders (i) for which meeting the Secretary of the Corporation receives a notice that the Eligible Shareholder or any other shareholder has nominated one or more individuals for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for director set forth in Section 1.12 of this Article I and such shareholder does not expressly elect at the time of providing the notice to have its nominee included in the Corporation’s proxy materials pursuant to this Section 1.13, (ii) if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in or has been or is a “participant” in another person’s “solicitation,” each within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (iii) if such Shareholder Nominee would not qualify as independent (as determined under the rules and listing standards of any national securities exchange on which any securities of the Corporation are listed), (iv) if such Shareholder Nominee is or becomes a party to any agreement, arrangement or understanding that the Shareholder Nominee is a party to with any person or entity other than the Corporation as to how such person, if elected as a director, will act or vote on any issue or question, (v) if such Shareholder Nominee is or becomes a party to any agreement, arrangement or understanding that the Shareholder Nominee is a party to with any person or entity other than the Corporation in connection with any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a trustee which is not promptly disclosed to the Corporation, (vi) if the election of such Shareholder Nominee as a director would cause the Corporation to fail to comply with these By-laws, the Certificate of Incorporation of the Corporation, the rules and listing standards of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded, or any applicable state or federal law, rule or regulation, (vii) if such Shareholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (viii) if such Shareholder Nominee is a defendant in or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted or has pleaded nolo contendere in such a criminal proceeding within the past ten years, (ix) if such Shareholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (x) if the Eligible Shareholder who has nominated such Shareholder Nominee or such Shareholder Nominee provides any facts, statements or information to the Corporation or the shareholders required or requested pursuant to this Section 1.13 that is not true, correct and complete in all material respects or that omits a material fact necessary to make such facts, statements or information, in light of the circumstances in which they were provided, not misleading, or that otherwise contravenes any of the agreements, representations or undertakings made by such Eligible Shareholder or Shareholder Nominee pursuant to this Section 1.13 or (xi) if the Eligible Shareholder who has nominated such Shareholder Nominee or such Shareholder Nominee fails to comply with any of its obligations pursuant to this Section 1.13, in each instance as determined by the Board of Directors, in its sole discretion.

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(j)            Notwithstanding anything to the contrary set forth herein, the Board of Directors or the Chair of the meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder shall have failed to comply with its or their obligations, agreements or representations under this Section 1.13, as determined by the Board of Directors or the Chair of the meeting, (ii) the Eligible Shareholder, or a qualified representative thereof, does not appear at the annual meeting of shareholders to present any nomination of the Shareholder Nominee(s) included in the proxy materials pursuant to this Section 1.13, (iii) the Eligible Shareholder withdraws its nomination, or (iv) the Chair of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 1.13 and shall therefore be disregarded. For purposes of this Section 1.13(j), to be considered a qualified representative of a shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as its proxy at the annual meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at such annual meeting.

(k)            Any Shareholder Nominee who is included in the proxy materials for an annual meeting of shareholders but withdraws from or becomes ineligible or unavailable for election to the Board of Directors at such annual meeting, shall be ineligible for inclusion in the proxy materials as a Shareholder Nominee pursuant to this Section 1.13 for the next two annual meetings of shareholders. For the avoidance of doubt, this Section 1.13(k) shall not prevent any shareholder from nominating any individual to the Board of Directors pursuant to and in accordance with Section 1.12 of this Article I.

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(l)            The Eligible Shareholder (including any person who owns shares of capital stock of the Corporation that constitute part of the Eligible Shareholder’s ownership for purposes of satisfying Section 1.13(b) hereof) shall file with the Securities and Exchange Commission any solicitation or other communication with the Corporation’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A under the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A under the Exchange Act.

(m)          Notwithstanding anything to the contrary contained in this Section 1.13, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of a Shareholder Nominee included in the Notice of Proxy Access Nomination, if the Board of Directors determines that: (i) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (ii) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (iii) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation.

(n)            The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Shareholder Nominee.

(o)            Except for a nomination made in accordance with Rule 14a-19 under the Exchange Act, this Section 1.13 provides the exclusive method for a shareholder to require the Corporation to include nominee(s) for election to the Board of Directors in the proxy materials.

ARTICLE II.
Directors

Section 2.01.         Number, Powers and Eligibility. The business of the Corporation shall be managed by its Board of Directors, each of whom shall be at least eighteen (18) years of age. The number of directors which shall constitute the entire Board of Directors shall not be less than three (3). Subject to such limitation, the number of directors may be fixed and from time to time increased or decreased by action of a majority of the entire Board of Directors or by the shareholders, but no decrease shall shorten the term of any incumbent director. If not otherwise fixed by the Board of Directors or shareholders, the number of directors shall be three (3). No person shall be eligible for election or appointment as a director unless such person has, within ten (10) days following any reasonable request therefor from the Board of Directors or any committee thereof, made himself or herself available to be interviewed by the Board of Directors (including any subset of the members of the Board of Directors, any committee of the Board of Directors, or any subset of the members of any committee of the Board of Directors) with respect to such person’s qualifications to serve as a director or any other matter reasonably related to such person’s candidacy or service as a director of the Corporation.

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Section 2.02.         Election and Term. At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting. Unless a particular directorship shall theretofore be vacated by resignation, death, removal, or otherwise, each director shall hold office until the next annual meeting of shareholders, and until such director’s successor has been elected and qualified.

Section 2.03.         Resignations. Any director of the Corporation may resign at any time by giving notice to the Board of Directors, the Chair of the Board, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, if any, or if no time is specified therein, then upon receipt of such notice by the addressee; and, unless otherwise provided therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.04.         Removal of Directors. Any or all of the directors may be removed with or without cause by vote of the shareholders at a duly called meeting.

Section 2.05.         Vacancies. Any vacancy in the Board of Directors, whether arising from death, resignation, removal (with cause), an increase in the number of directors or any other cause, may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists. Each director so elected shall hold office for the unexpired term of such director’s predecessor, or if such director was elected to fill a newly created directorship, such director shall serve until the next annual meeting of the shareholders and until such director’s successor shall have been duly elected and qualified. The number of directors that constitutes the entire Board of Directors shall be automatically reduced, without any further action by the Board of Directors, to eliminate any vacancy on the Board of Directors (other than a vacancy resulting from an increase in the number of directors) immediately upon the occurrence of such vacancy, but not to fewer directors than required by the Business Corporation Law, the Certificate of Incorporation of the Corporation, or these By-laws.

Section 2.06.         Quorum and Voting. One-third of the entire Board of Directors, but not less than two (2) directors, shall constitute a quorum for the transaction of business or of any specified item of business. Except as otherwise provided by statute, the Certificate of Incorporation of the Corporation, or these By-laws, the vote of a majority of the directors present at a meeting at the time of the vote, if a quorum is present at such time, shall be the act of the Board of Directors.

A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the directors to another time and place. Notice of any adjournment need not be given if such time and place are announced at the meeting.

Section 2.07.         Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place as shall from time to time be fixed by the Board of Directors and no notice thereof shall be necessary. The annual meeting of the Board of Directors may be held without notice immediately after the annual meeting of the shareholders.

Section 2.08.         Special Meetings. Special meetings shall be called at any time only by the Chair of the Board or by a majority of the Board of Directors then in office. Special meetings shall be held at such place as shall be fixed by the person or persons calling the meeting and stated in the notice or waiver of notice of the meeting.

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Section 2.09.         Notice of Meetings. Unless waived, notice of each special meeting of the Board of Directors (and of each regular meeting for which notice shall be required) stating the time and place of the meeting, shall be given to each director by delivered letter, by telegram or telex or by personal communication either over the telephone or otherwise, in each such case not later than the first (1st) day prior to the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances, or by mailed letter deposited in the United States mail with postage thereon prepaid not later than the seventh (7th) day prior to the meeting. Notice of meetings of the Board of Directors and waivers thereof need not state the purpose or purposes of the meeting.

Notice of any meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director.

Section 2.10.         Organization of Meetings of the Board. At each meeting of the Board of Directors, the Chair of the Board, or in the Chair of the Board’s absence another director chosen by a majority of the directors present, shall act as Chair of the meeting. The Secretary or, in the Secretary’s absence, any person appointed by the Chair of the meeting shall act as Secretary of the meeting and keep the minutes thereof. The order of business at all meetings of the Board of Directors shall be as determined by the Chair of the meeting.

Section 2.11.         Committees. The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance Committee and other committees, each consisting of one or more directors (or such greater number as may be required by applicable law, regulations or rule), and each of which, to the extent provided in the resolution, shall have all the authority of the Board of Directors, except that no such committee shall have authority as to the following matters:

(a)            The submission to shareholders of any action that needs shareholders’ authorization under the Business Corporation Law.

(b)            The filling of vacancies in the Board of Directors or in any committee.

(c)            The fixing of compensation of the directors for serving on the Board of Directors or on any committee.

(d)            The amendment or repeal of the By-laws, or the adoption of new By-laws.

(e)            The amendment or repeal of any resolution of the Board of Directors which by its terms shall not be so amendable or repealable.

The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member or members at any meeting of such committee. Each such committee shall serve at the pleasure of the Board of Directors.

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Regular meetings of any such committee shall be held at such time and place as shall from time to time be fixed by such committee and no notice thereof shall be necessary. Special meetings may be called at any time by any member of such committee or by the Board of Directors. Notice of each special meeting of each such committee shall be given (or waived) in the same manner as notice of a meeting of the Board of Directors. A majority of the members of any such committee shall constitute a quorum for the transaction of business and the act of a majority of the members present at the time of the vote, if a quorum is present at such time, shall be the act of the committee.

Section 2.12.         Action Without Meeting. To the extent permitted by law, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or the committee consent in writing to the adoption of a resolution authorizing the action. The written consent of a member may be made electronically, where such consent is submitted via email, text, or other secured platform for electronic communications, along with information from which it can be reasonably determined that the transmission was authorized by such member. The resolution and the written consents thereto by the members of such committee or the Board of Directors shall be filed with the minutes of the proceedings of such committee or the Board of Directors.

Section 2.13.         Telephonic Meetings. To the extent permitted by law, any meeting of the Board of Directors or any committee thereof may be held by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

ARTICLE III.
Officers

Section 3.01.         Election or Appointment; Number. The officers of the Corporation shall be elected or appointed by the Board of Directors. The officers shall be a President, one or more Executive Vice-Presidents, Senior Vice Presidents and/or Vice-Presidents, a Secretary, a Treasurer, and such other officers as the Board of Directors may from time to time determine. Any person may hold two (2) or more offices at the same time, except the offices of President and Secretary. Any officer may, but no officer need, be chosen from among the Board of Directors.

Section 3.02.         Term. All officers shall be elected or appointed to hold office until the meeting of the Board of Directors following the next annual meeting of shareholders and each officer shall hold office for the term for which such officer is elected or appointed and until such officer’s successor has been elected or appointed and qualified, but the Board of Directors may remove any officer with or without cause at any time.

Any officer of the Corporation may resign at any time by giving notice to the Board of Directors or the Corporation. Any such resignation is effective when the notice is given, unless the notice specifies a later date, and shall be without prejudice to the contract rights, if any, of the officer.

Section 3.03.         Authority. The officers shall have the authority, perform the duties and exercise the powers in management of the Corporation usually incident to the offices held by them, respectively, and/or such other authority, duties, and powers as may be assigned to them from time to time by the Board of Directors.

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ARTICLE IV.
Capital Stock

Section 4.01.         Stock Certificates. The shares of capital stock of the Corporation may but need not be represented by certificates. Certificated shares of capital stock of the Corporation shall be signed by the Chair of the Board or the President or a Vice-President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation and may be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if (1) the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employees or (2) such shares are listed on a registered national securities exchange. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she was such officer at the date of issue.

The Board of Directors, to the extent permitted by law, shall have the power and authority to make such rules, policies and procedures as it may deem necessary or proper concerning the issue, transfer and registration of shares of capital stock of the Corporation in both the certificated and uncertificated form.

Section 4.02.         Transfer of Shares. The certificated shares of capital stock of the Corporation may be transferred only by the holder in person or by the holder’s attorney upon surrender for cancellation of certificates for the shares, with an assignment or power of transfer endorsed therefor or delivered therewith, duly executed, with such proof of the authenticity of the signature and of authority to transfer, and of payment of transfer taxes, as the Corporation or its agents may require. The uncertificated shares of capital stock of the Corporation may be transferred upon receipt of proper transfer instructions from the registered holder of such shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares of capital stock in uncertificated form. Except as otherwise provided by law, the Corporation shall be entitled to treat the holder of record of any share of capital stock as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof.

Section 4.03.         Lost or Destroyed Certificates. No certificate for shares of capital stock shall be issued in place of any certificate alleged to have been lost, destroyed, or stolen except on production of such evidence of loss, destruction, or theft and on delivery to the Corporation, if the Board of Directors shall so require, of a bond of indemnity in such amount and upon such terms and secured by such surety as the Board of Directors may in its discretion require.

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Section 4.04.         Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars and may require all certificates for shares of capital stock to bear the signature or signatures of any of them.

ARTICLE V.
Miscellaneous

Section 5.01.         Seal. The seal of the Corporation shall be circular in form and contain the name of the Corporation and the year and state of its organization.

Section 5.02.         Checks. All checks or demands for money shall be signed by such person or persons as the Board of Directors may from time to time determine.

Section 5.03.         Fiscal Year. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall begin the first day of January of each year and shall end on the thirty-first (31st) day of December of such year.

Section 5.04.         Entire Board. As used in these By-laws, the term “entire Board” means the total number of directors which the Corporation would have if there were no vacancies.

Section 5.05.         Amendment of By-laws. The By-laws of the Corporation may be amended, repealed or adopted by the Board of Directors or by vote of the holders of the shares at the time entitled to vote in the election of any directors, except that any amendment by the Board of Directors changing the numbers of directors shall require the vote of a majority of the entire Board and except that any By-law adopted by the Board of Directors may be amended or repealed by the shareholders entitled to vote thereon as provided in the Business Corporation Law of the State of New York (the “Business Corporation Law”).

ARTICLE VI.
Indemnification

Section 6.01.         Indemnification of Directors and Officers. The Corporation shall indemnify any person who is or was a director or officer of the Corporation and who is made, or threatened to be made, a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor and an action by any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation is serving or has served in any capacity at the request of the Corporation, by reason of the fact that such person, such person’s testator or intestate, is or was a director or officer of the Corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity against all loss and expense including, without limiting the generality of the foregoing, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees and disbursements actually and necessarily incurred as a result of such action or proceeding, or any appeal therein; provided, however, that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

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In any case in which a director or officer of the Corporation (or a representative of the estate of such director or officer) requests indemnification, upon such person’s request the Board of Directors shall meet within one month thereof to determine whether such person is eligible for indemnification in accordance with the standard set forth above. Such determination shall be made:

(a)            by the Board of Directors acting by a quorum consisting of directors who are not parties to the action or proceeding in respect of which indemnification is sought; or

(b)            if such quorum is unobtainable or if directed by such quorum, then by either (i) the Board of Directors upon the option in writing of independent legal counsel that indemnification is proper in the circumstances because such person is eligible for indemnification in accordance with the standard set forth above, or (ii) by the shareholders upon a finding that such person is eligible for indemnification in accordance with the standard set forth above.

Notwithstanding the foregoing, a determination of eligibility for indemnification may be made in any manner permitted by law.

The Corporation shall advance defense expenses incurred by any person who is made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether by or in the right of the Corporation or otherwise, by reason of the fact that such person, such person’s testator or intestate, is or was a director or officer of the Corporation, or is serving or has served any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Corporation while such person is or was such a director or officer, upon request of such person and receipt of an undertaking by such person or on such person’s behalf to repay amounts advanced if it is ultimately determined that such person was not eligible for indemnification in accordance with the standard set forth above or, where indemnification is granted, to the extent the expenses so advanced by the Corporation or allowed by the court exceed the indemnification to which such person is entitled.

The foregoing provisions of this Section 6.01 shall be deemed to be a contract between the Corporation and each director and officer of the Corporation who serves in such capacity at any time while this Section 6.01 and the relevant provisions of the Business Corporation Law are in effect, and any repeal or modification of this Section 6.01 or such provisions of the Business Corporation Law shall not affect any rights or obligations existing prior to such modification or repeal with respect to any action or proceeding theretofore or thereafter brought; provided, however, that the right of indemnification provided in this Section 6.01 shall not be deemed exclusive of any other rights to which any director or officer of the Corporation may now be or hereafter become entitled apart from this Section 6.01, under any applicable law including the Business Corporation Law. Notwithstanding the foregoing, the Corporation shall enter into such additional contracts providing for indemnification and advancement of expenses with officers, directors, employees, and agents of the Corporation or its subsidiaries and affiliates as the Board of Directors shall authorize, provided that the terms of any such contract shall be not inconsistent with the provisions of this Section 6.01, and provided further that the Corporation shall provide notice of such contracts in accordance with the following paragraph.

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If any action with respect to indemnification of directors and officers is taken by way of amendment to these By-laws, resolution of the Board of Directors, or by agreement, then the Corporation shall give such notice to the shareholders as is required by law.

ARTICLE VII.
Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the New York Supreme Court in the State of New York (the “Supreme Court”) (or, in the event that the Supreme Court does not have jurisdiction, the federal district court or other state courts of the State of New York) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or shareholder of the Corporation to the Corporation or to the Corporation’s shareholders, (iii) any action, suit or proceeding arising pursuant to any provision of the Business Corporation Law or the Certificate of Incorporation of the Corporation or these By-laws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of New York (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of New York in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VII. This provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article VII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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